Exhibit 99.1

Staffing 360 Solutions Business Update

NEW YORK, March 30, 2020 (GLOBE NEWSWIRE) -- Staffing 360 Solutions, Inc. (NASDAQ: STAF) a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today provided a business update in the current COVID-19 coronavirus environment.

The global pandemic is one that no one has seen before or for which we could be adequately prepared. Our management team is meeting daily regarding our response and readiness - and to best prepare for where we will be when it starts to recede. No one is an expert on this, but we are doing our best each day to do the right thing. The pandemic has hit all businesses and has generated a level of uncertainty in relation to the near-term future within the staffing industry. Staffing 360 Solutions is not immune to these changes and will not be immune to them as the impact of the pandemic unfolds.

The Company reaffirms its January 22, 2020 statement to the market that revenues for Fiscal 2019 are expected to be $278.5m. That number is a 6.7% increase over the $260.9m reported in Fiscal 2018. Also included in that statement were a number of comments about the strength of the US and UK economies. Given the pandemic and recent changes in the business world and the financial markets, those statements can no longer be relied upon. Actual results may differ materially from the foregoing estimate due to developments or other information that may arise between now and the time the financial results for the fourth quarter of 2019 are finalized. The preliminary results above should not be viewed as a substitute for the Company’s audited financial statements prepared in accordance with GAAP.
As a direct result of this uncertainty, the Company has taken a 45-day extension, provided by the SEC, for the filing of the Fiscal 2019 10K Financial Statements.

Brendan Flood, Chairman and CEO stated “This is a unique environment in which we find ourselves. We are working diligently to keep up with the changing landscape and are providing support to all of our employees, to all of our candidates and to our clients. We have formed a play book for this evolving environment and our resilient and resourceful employees are developing new ways of working that will provide more flexibility in how we work now and going forward.

“As a consequence of the uncertainty we have determined to cease the issuance of our quarterly dividend and, while we are still actively looking at M&A opportunities, we are taking a more cautious view of that market in the immediate term. I still consider our ongoing work with R.W. Baird on the refinancing of our debt very important and it remains a focal point of the corporate office,” concluded Flood.

As a result of the current global coronavirus crisis we are managing our business as follows:

•	Our Chairman and CEO is currently working for no salary
•	We are reviewing our overhead base and rightsizing it in both the US and UK
•	The recent change in the IR35 legislation in the UK has been beneficial to us going forward

•	The stimulus packages being offered by the US and the UK governments are being reviewed and will be acted upon where possible
•	All of our teams are in constant video communication with each other and with our clients
•	We are monitoring the impact on our clients, contractors and candidates on a daily basis
•	We continue to write business every day – while Commercial has seen some attrition, it has added new customers in the past 10 days
•	We’ve completed extensive IT resilience testing of our offices prior to moving to remote working
•	All of our recruitment and administrative processes are being operated remotely
•	Our Professional Staffing contractors are principally working remotely and are still billing
•	Our Commercial Staffing clients are mostly, but not all, in the food manufacturing supply chain which provides some degree of revenue protection as it is considered essential business

About Staffing 360 Solutions, Inc.
Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements
This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate," "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the geographic, social and economic impact of COVID-19 on the Company's ability to conduct its business, execute its acquisition strategy, and raise capital or refinance its indebtedness, to the Company’s ability to successfully raise sufficient capital in the future on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com